Exhibit 10.4

EXECUTION COPY

Limited Liability Company Membership Interest

Purchase Agreement

by and between

KOCH HYDROCARBON MANAGEMENT COMPANY, LLC

and

ONEOK, INC.

for the purchase and sale of

a 100% Membership Interest in

KOCH VESCO HOLDINGS, LLC

Date: May 9, 2005

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A	Form of § 1445 Certificate
Exhibit B	Form of Assignment and Assumption Agreement

Schedules

Schedule 4.4	No Conflict
Schedule 4.9	Proceedings
Schedule 4.10	Contracts

Limited Liability Company Membership

Interest Purchase Agreement

This Limited Liability Company Membership Interest Purchase Agreement (this “Agreement”), dated as of May 9, 2005, is made by and between Koch Hydrocarbon Management Company, LLC, a Delaware limited liability company (“Seller”), and ONEOK, Inc., an Oklahoma corporation (“Purchaser”). Each of Purchaser and Seller is sometimes individually referred to herein as “Party,” and collectively as the “Parties.”

R E C I T A L S

A. Seller owns 100% of the membership interests (the “Vesco Holdings Membership Interest”) of Koch Vesco Holdings, LLC, a Delaware limited liability company (“Vesco Holdings”).

B. Vesco Holdings owns a membership interest in Venice Energy Services Company, L.L.C. (“VESCO”), a Delaware limited liability company, which membership interest represents 10.1765% of the outstanding membership interests of VESCO (the “VESCO Membership Interest”).

C. Purchaser desires to purchase and acquire from Seller and Seller desires to sell, transfer, assign and convey the Vesco Holdings Membership Interest to Purchaser, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties, in consideration of their mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the terms and conditions of this Agreement, agree as follows:

1.	Definitions.

1.1 Definitions. Capitalized terms used in this Agreement shall have the following meanings:

“Accounting Referee” has the meaning given to it in Section 6.8.

“Act” has the meaning given to it in Section 5.8.

“Adjusted Purchase Price” has the meaning given it in Section 2.2.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, ownership interest or securities, by contract or otherwise.

“Agreement” has the meaning given it in the Preamble.

“Antitrust Division” has the meaning given it in Section 6.4(a).

“Antitrust Laws” has the meaning given it in Section 4.4.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Closing” has the meaning given it in Section 3.1.

“Closing Date” has the meaning given it in Section 3.1.

“Closing Date Statement” has the meaning given it in Section 2.3.

“Confidentiality Agreement” has the meaning given it in Section 6.10.

“Contracts” has the meaning given it in Section 4.10.

“Contributions” has the meaning given it in Section 2.2.

“Distributions” has the meaning given it in Section 2.2.

“Encumbrance” means any lien (possessory or otherwise, and including inchoate liens), judgment liens, community property interest, equitable interest, burden, charge, security interest, hypothecation, mortgage, deed of trust, uniform commercial code or similar filing, adverse claim of title, pledge, encumbrance, conditional sales or title retention contract, option (including purchase options), right of first refusal, restriction of any kind or nature whatsoever in favor of any Person, or claim or right of any Person of any kind or nature whatsoever (whether legal or contractual).

“Financial Statements” has the meaning given it in Section 4.7.

“FTC” has the meaning given it in Section 6.4(a).

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business of such Person); (iii) all obligations of such Person under leases required to be capitalized in accordance with generally accepted accounting principles in the United States on the date hereof; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnification Claim” has the meaning given it in Section 7.4(a).

“Koch Marks” has the meaning given it in Section 6.5.

“Law” means any foreign, federal, state, local law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any Indebtedness, debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Losses” means all losses, Liabilities, obligations, damages, notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements.

“Material Adverse Effect” means a material adverse effect on the business, assets, properties, results of operations or financial condition of VESCO, other than an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which VESCO operates; (iii) the effects of any change arising in connection with any natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof;

(iv) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to VESCO; (v) any matter of which Purchaser is aware on the date hereof; (vi) the effect of any changes in applicable Laws or accounting rules; (vii) the failure of VESCO to meet any of its internal projections; (viii) any effect resulting from the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; (ix) the loss of any employee of VESCO; or (x) matters that will be reflected in the determination of the Adjusted Purchase Price as of the Closing Date.

“Nominal Purchase Price” has the meaning given it in Section 2.2.

“Organizational Document” means (a) the articles of organization and the operating agreement of a limited liability company; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

“Party” and “Parties” have the meanings given them in the Preamble to this Agreement.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint enterprise, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Prime Rate” means the prime lending rate as reported in the Wall Street Journal (under the heading “Money Rates”) on the Closing Date.

“Purchaser” has the meaning given it in the Preamble to this Agreement.

“Purchaser Indemnified Parties” has the meaning given it in Section 7.2(a).

“Seller” has the meaning given it in the Preamble to this Agreement.

“Seller Indemnified Parties” has the meaning given it in Section 7.3(a).

“Valuation Statement” has the meaning given to it in Section 6.8.

“VESCO” has the meaning given it in the Recitals.

“VESCO Articles of Organization” means VESCO’s certificate of formation, filed at the Secretary of State of the State of Delaware on August 26, 1997.

“Vesco Holdings” has the meaning given it in the Recitals.

“Vesco Holdings Articles of Organization” means Vesco Holdings’ certificate of formation, filed at the Secretary of State of the State of Delaware on February 23, 2005.

“Vesco Holdings LLC Agreement” means that certain Limited Liability Company Agreement, dated February 23, 2005, by Seller as the sole member of Vesco Holdings.

“Vesco Holdings Membership Interest” has the meaning given it in the Recitals.

“VESCO LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement, dated April 1, 1998, as amended on October 1, 2004, by and among Seller (successor in interest to Koch Energy Services Company), Dynegy Midstream Services, Limited Partnership, Chevron U.S.A. Inc., Venice Gathering Company and Enterprise Gas Processing, LLC (successor in interest to Tejas Natural Gas Liquids, LLC).

“VESCO Membership Interest” has the meaning given it in the Recitals.

1.2 Construction. Unless the context shall require otherwise: (i) words importing the singular number or plural number shall include the plural number and singular number respectively; (ii) words importing the masculine gender shall include the feminine and neuter genders and vice versa; (iii) reference to “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”; (iv) reference in this Agreement to “herein”, “hereby”, or “hereunder”, or any similar formulation, shall be deemed to refer to this Agreement as a whole, including the Exhibit(s) and Schedules referenced herein and which are attached hereto and incorporated herein by reference; (v) if a term is defined in this Agreement, a derivative of that term shall have a corresponding meaning; and (vi) all references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.

1.3 Seller Knowledge Qualifiers. References to “Seller’s knowledge” or “to the knowledge of Seller” and similar terms shall refer to the actual knowledge of the following individuals: David Overstreet and Kurt Burmeister.

2.	Purchase and Sale of the Vesco Holdings Membership Interest.

2.1 Purchase and Sale of the Vesco Holdings Membership Interest. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase and accept from Seller, the Vesco Holdings Membership Interest.

2.2 Purchase Price. In consideration of the sale, assignment, transfer, conveyance and delivery of the Vesco Holdings Membership Interest, Purchaser shall pay to Seller the sum of SIXTY MILLION UNITED STATES DOLLARS ($60,000,000) (the “Nominal Purchase Price”), minus the amount of any distributions received by Vesco Holdings from VESCO pursuant to the VESCO LLC Agreement (the “Distributions”) from the date hereof until the Closing Date, plus the amount of any capital contributions made by Vesco Holdings to VESCO pursuant to the VESCO LLC Agreement (the “Contributions”) from the date hereof until the Closing Date (the “Adjusted Purchase

Price”) which shall be paid by wire transfer of immediately available United States funds (not ACH) into an account designated by Seller.

2.3 Closing Date Statement. At least two (2) Business Days before Closing, Seller shall deliver to Purchaser a closing statement (the “Closing Date Statement”) that shall show the Distributions and the Contributions made from the date hereof until the Closing Date (which shall be conclusive for all purposes to adjust the Nominal Purchase Price at Closing, absent manifest error), and shall designate to Purchaser an account into which the Adjusted Purchase Price shall be deposited.

3.	Closing and Termination.

3.1 Closing. The closing of the transaction (the “Closing”) shall take place at the offices of Seller, 4111 East 37th Street North, Wichita, Kansas 67220, at 10:00 a.m. (Central time) no later than the second Business Day after all of the conditions to Closing set forth in Sections 8.1 and 8.2 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or another time mutually agreed by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to be effective at 11:59 p.m. Central Time on the day before the Closing Date.

3.2 Termination of Agreement. This Agreement may be terminated before the Closing as follows:

(a) At the election of Seller or Purchaser on or after the first annual anniversary of the date hereof, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder, and provided further that such date may be extended by Seller for up to two consecutive periods of up to 180 days each if only the conditions to Closing set forth in Sections 8.1(d) and 8.2(d) remain unsatisfied or unwaived at the first annual anniversary of the date hereof;

(b) by mutual written consent of Purchaser and Seller; or

(c) by Purchaser or Seller if there shall be in effect a final nonappealable order or judgment of a Governmental Body of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the Parties shall promptly appeal any adverse determination that is not nonappealable (and pursue such appeal with reasonable diligence).

3.3 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 3.2, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate. Each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Purchaser or Seller; provided, that no such termination shall relieve any party hereto from Liability for any breach of this Agreement and, provided, further, that the obligations of the parties set forth in Section 9.2 hereof shall survive any such termination and shall be enforceable hereunder.

4.	Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

4.1 Organization and Good Standing. Seller is a limited liability company duly organized and validly existing and in good standing under the laws of Delaware. Vesco Holdings is a limited liability company, duly organized and validly existing under the laws of Delaware. Seller has provided to Purchaser complete and correct copies of the Vesco Holdings Articles of Organization and the VESCO Articles of Organization, the Vesco Holdings LLC Agreement and the VESCO LLC Agreement, in each case, as amended to, and in effect on, the date hereof.

4.2 Authority. Seller has the limited liability company power and authority to execute and deliver this Agreement and each agreement and instrument to be delivered by Seller pursuant hereto, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each agreement and instrument to be delivered pursuant hereto by Seller, and the consummation of the transactions provided for hereby have been duly authorized and approved by all requisite limited liability company action of Seller and no other act or proceeding on the part of Seller or its members is necessary to authorize the execution, delivery or performance of this Agreement.

4.3 Enforceable. This Agreement constitutes a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy or other Laws of such general application affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.4 No Conflict. Except as set forth on Schedule 4.4 and except for compliance with the applicable requirements of the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not: (i) violate any provision of any Organizational Document of Seller or Vesco Holdings; (ii) violate, conflict with, or constitute a default or a breach under or result in the acceleration of any obligation with respect to any material loan agreement, indenture, lease, or mortgage of Seller or Vesco Holdings, or to the knowledge of Seller, VESCO, or any provision or restriction of any material lien, lease agreement, sales agreement, contract, or instrument to which Seller or Vesco Holdings, or to the knowledge of Seller, VESCO, is a party or by which it is bound; or (iii) to the knowledge of Seller, violate any order, judgment, award, decree, Law, rule, ordinance, or regulation to which any assets of Seller, Vesco Holdings or VESCO is subject or by which Seller, Vesco Holdings or VESCO is bound.

4.5 Consents and Approvals. Except as may be required under the Antitrust Laws or the VESCO LLC Agreement, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from (other than those already made or obtained) any Person is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller.

4.6 Ownership. Vesco Holdings is, and will be immediately before the Closing, the owner of all of the VESCO Membership Interest, free and clear of any Encumbrance, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, subject to the VESCO Articles of Organization and the terms and conditions of the VESCO LLC Agreement and any transfer restrictions imposed by securities Laws. The VESCO Membership Interest constitutes all of the membership interest of VESCO currently owned by Vesco Holdings, and the VESCO Membership Interest constitutes 10.1765% of the outstanding membership interests of VESCO. Seller is, and will be immediately before the Closing, the owner of all of the Vesco Holdings Membership Interest, free and clear of any Encumbrance, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, subject to the Vesco Holdings Articles of Organization and the terms and conditions of the Vesco Holdings LLC Agreement and any transfer restrictions imposed by securities Laws. The Vesco Holdings Membership Interest constitutes all of the membership interest of Vesco Holdings currently owned by Seller, and the Vesco Holdings Membership Interest constitutes all of the outstanding membership interests of Vesco Holdings. Seller has full power and authority to sell, assign, transfer, convey and deliver the Vesco Holdings Membership Interest and when the same are delivered to Purchaser, Purchaser will acquire good title thereto, free and clear of all Encumbrances, subject to the Vesco Holdings Articles of Organization and the terms and conditions of the Vesco Holdings LLC Agreement and any transfer restrictions imposed by securities Laws.

4.7 Financial Statements. Seller has delivered to Purchaser copies of (i) the audited balance sheets of VESCO as of December 31, 2001 and 2002, together with the related audited statements of income of VESCO for the years ended December 31, 2001 and 2002 and (ii) the unaudited balance sheet of VESCO as of December 31, 2003 and 2004 and the related statement of income of VESCO for the twelve month periods then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements are true and complete copies of the financial statements as provided to Seller by VESCO.

4.8 Brokers or Finders. Neither Seller nor Vesco Holdings has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees in connection with the transactions contemplated by this Agreement for which Purchaser shall have any responsibility or Liability.

4.9 Proceedings. No Legal Proceeding is pending or threatened in writing against Seller or Vesco Holdings seeking to restrain or prohibit this Agreement or the transactions contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby. To Seller’s knowledge, and except as set forth on Schedule 4.9, there are no Legal Proceedings pending against VESCO, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

4.10 Contracts. Schedule 4.10 sets forth all of the contracts to which Vesco Holdings is a party or by which it is bound, other than contracts that have been terminated or will expire by their terms before or upon the Closing or contracts with Affiliates of Seller that will be terminated before or upon Closing (the “Contracts”). To the knowledge of Seller, Vesco Holdings has not received any written notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by Vesco Holdings under any Contracts.

4.11 No Undisclosed Liabilities. Except for Liabilities arising under the Contracts, Vesco Holdings has no material Liabilities.

4.12 Compliance with Laws; Permits. Vesco Holdings is in compliance in all material respects with all Laws of any Governmental Body applicable to its business or operations. Vesco Holdings has not received any written notice of or been charged with the violation of any Laws.

4.13 No Other Business. Vesco Holdings conducts no business and owns no assets, including any securities, other than the VESCO Membership Interest.

4.14 Employees. There are not now, nor have there ever been, any employees of Vesco Holdings.

5.	Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

5.1 Organization and Good Standing. Purchaser is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Oklahoma.

5.2 Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement and each agreement and instrument to be delivered by Purchaser pursuant hereto, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each agreement and instrument to be delivered pursuant hereto by Purchaser, and the consummation of the transactions provided for hereby have been duly authorized and approved by all requisite corporate action of Purchaser and no other corporate act or proceeding on the part of Purchaser or its shareholders is necessary to authorize the execution, delivery or performance of this Agreement.

5.3 Enforceable. This Agreement constitutes a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy or other Laws of such general application affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4 No Conflict. The execution and delivery of this Agreement by Purchaser and consummation by Purchaser of the transactions contemplated hereby do not and will not: (i) violate any provision of the certificate of incorporation or bylaws of Purchaser; (ii) violate, conflict with, or constitute a default or a breach under or result in the acceleration of any obligation with respect to any loan agreement, indenture, lease, or mortgage of Purchaser or any provision or restriction of any lien, lease agreement, sales agreement, contract, or instrument to which Purchaser is a party or by which it is bound; or (iii) to the knowledge of Purchaser, violate any order, judgment, award, decree, Law, rule, ordinance, or regulation to which any assets of Purchaser is subject or by which Purchaser is bound.

5.5 Consents and Approvals. No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from (other than those already made or obtained) any Person is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser.

5.6 Brokers or Finders. Purchaser has not incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees in connection with the transactions contemplated by this Agreement for which Seller shall have any responsibility or Liability.

5.7 Proceedings. No Legal Proceeding is pending or threatened in writing against Purchaser seeking to restrain or prohibit this Agreement or the transactions contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby.

5.8 Securities Matters. Purchaser is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended (the “Act”), and is acquiring the Vesco Holdings Membership Interest solely for its own account and not with a view to any distribution or disposition thereof. Purchaser understands that (a) the Vesco Holdings Membership Interest has not been registered under the Act or registered or qualified under any applicable state securities Laws in reliance upon specific exemptions therefrom, and (b) the Vesco Holdings Membership Interest may not be transferred or sold except in a transaction registered or exempt from registration under the Act, and registered or qualified or exempt from registration or qualification under any applicable state securities Laws.

5.9 Financing. Purchaser (i) has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Adjusted Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any Liability of any kind, which would impair or adversely affect such resources and capabilities.

6.	Covenants.

6.1 Access to Information. Before Closing, Seller shall permit, and shall use its commercially reasonable efforts to cause Vesco Holdings and VESCO to permit, Purchaser and its representatives (including its legal advisors and accountants) to have reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books, records and personnel of VESCO; provided, that in no event shall Seller, Vesco Holdings or VESCO be obligated to provide (i) access or information in violation of applicable Law or VESCO’s LLC Agreement, (ii) bids, letters of intent, expressions of interest, or other proposals received from others in connection with the transactions contemplated by this Agreement or otherwise and information and analyses relating to such communications, (iii) any information, the disclosure of which would jeopardize any privilege available to Seller, Vesco Holdings, VESCO or any of their respective Affiliates relating to such information or would cause Seller, Vesco Holdings, VESCO or any of their respective Affiliates to breach a confidentiality obligation by which it is bound or (iv) any of Seller’s or Vesco Holding’s internal valuations of the industry of VESCO, Vesco Holdings, VESCO or the VESCO Membership Interest. Purchaser’s access to the properties, books, records and personnel of VESCO shall be subject to applicable third party manager/operator approvals. In connection with such access, Purchaser’s representatives shall cooperate with Seller’s, Vesco Holding’s and

VESCO’s representatives and shall use their commercially reasonable efforts to minimize any disruption of the business of Seller, Vesco Holdings, VESCO and the manager/operator of the assets of VESCO, as the case may be. Purchaser agrees to abide by any safety rules or rules of conduct reasonably imposed by Seller, Vesco Holdings, VESCO or the manager/operator of the assets of VESCO, as the case may be, with respect to Purchaser’s access and any information furnished to Purchaser or its representatives pursuant to this Section 6.1. Purchaser shall indemnify, defend and hold harmless Seller, Vesco Holdings and VESCO and their respective officers, directors, employees and agents from and against any and all Losses asserted against or suffered by them relating to, resulting from, or arising out of, examinations or inspections made by Purchaser or its representatives pursuant to this Section 6.1, except to the extent such Losses relate to, result from or arise out of, the gross negligence or willful misconduct of Seller. Notwithstanding anything to the contrary contained herein, before Closing, without the prior written consent of Seller, which may be withheld for any reason, (i) Purchaser shall not contact any suppliers to, or customers of, VESCO or its Affiliates and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of VESCO.

6.2 Further Assurances. Upon the terms and subject to the conditions contained herein, the Parties agree: (a) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to reasonably cooperate with each other in connection with the foregoing.

6.3 Supplementation and Amendment of Schedules. From time to time before the Closing, Seller shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement. No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 8.2(a); provided, however, if the Closing shall occur, then Purchaser shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article 7 hereof, with respect to any and all matters disclosed pursuant to any such supplement or amendment at or before the Closing.

6.4 Antitrust Approvals.

(a) Each of Purchaser and Seller shall, and Seller shall cause Vesco Holdings to, (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within fifteen (15) Business Days after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries from the Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, responding to any reasonable requests for copies of all such documents to the non-filing parties before filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use its best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 6.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, and the recipient shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other representatives of the recipient or their Affiliates, unless express written permission is obtained in advance from the source of the materials. Each such party shall promptly inform the other party hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Purchaser shall pay all filing fees in connection with all filings under the Antitrust Laws.

(b) Each of Purchaser and Seller shall, and Seller shall cause Vesco Holdings to, use its best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the Antitrust Laws. In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of Purchaser and Seller shall, and Seller shall cause Vesco Holdings to, cooperate and use its best efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and Seller decide that litigation is not in their respective best interests. Each of Purchaser and Seller shall, and Seller shall cause Vesco Holdings to, use its best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, Purchaser agrees to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible, including committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale or disposition of such of its assets or businesses (including any acquired pursuant to this Agreement) as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or preceding, that would otherwise have the effect of preventing, delaying or limiting the consummation of the transactions contemplated by this Agreement.

6.5 Use of Name. Purchaser agrees that (i) neither Purchaser nor any of its Affiliates has any right, title or interest in or to the name “Koch” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any derivations, modifications or alterations thereof, and any word, name or mark confusingly similar thereto (collectively, the “Koch Marks”), (ii) neither Purchaser nor any of its Affiliates shall have any right to use the Koch Marks after the Closing Date and (iii) Purchaser shall immediately after the Closing change the name of Vesco Holdings to any name other than the Koch Marks and Purchaser shall, and Purchaser shall cause its Affiliates to, otherwise cease to hold itself out as having any affiliation with Seller or any of its Affiliates. In furtherance thereof, as promptly as practicable but in no event later than one hundred twenty (120) days following the Closing Date, Purchaser shall remove, strike over or otherwise obliterate all Koch Marks from all materials including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

6.6 Preservation of Records. Purchaser shall cause Vesco Holdings to preserve and keep the records relating to VESCO and Vesco Holdings for a period of seven (7) years from the Closing Date, or, if longer, as required by Law. Purchaser shall cause Vesco Holdings to make such records and personnel available as may be reasonably required by Seller in connection with, among other things, any insurance claims or indemnification claims by, Legal Proceedings or tax audits against or governmental investigations of Seller or any of its Affiliates or in order to enable Seller to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Purchaser wishes to destroy such records after that time, Purchaser shall cause Vesco Holdings first to give ninety

(90) days prior written notice to Seller, and Seller shall have the right at its option and expense, upon prior written notice given to Purchaser within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

6.7 Publicity.

(a) Neither Purchaser nor Seller shall, and Seller shall cause Vesco Holdings not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of Seller or Purchaser, disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to the text thereof.

(b) Each of Purchaser and Seller agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, each of Purchaser and Seller, as applicable, agrees to use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement as the other party may request.

6.8 Tax Matters.

(a) Tax Allocation. If VESCO shall have an election in effect under Section 754 of the Code for the taxable year of VESCO that includes the Closing Date, then as promptly as practicable, but in no event later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Valuation Statement”) valuing the assets of VESCO for purposes of (i) Treasury Regulation Section 1.743-1(d)(2) in determining Purchaser’s adjustment to the federal income tax basis of the assets of VESCO and for purposes of performing Purchaser’s obligations pursuant to section 3 of Exhibit F to the VESCO LLC Agreement, and (ii) Treasury Regulation Section 1.751-1(a)(2) in determining the character of Seller’s gain or loss, as the case may be, for federal income tax purposes in respect of the transactions contemplated by this Agreement. Seller shall have fifteen (15) days to review the Valuation Statement and shall notify Purchaser of any disputes with the valuation as set forth in the Valuation Statement. Seller and Purchaser shall negotiate in good faith to resolve any such dispute before the date that is sixty (60) days before the due date of the tax returns that reflect the valuation. If Seller and Purchaser cannot resolve the disputed valuation before such date, then Seller and Purchaser shall refer the dispute to PricewaterhouseCoopers LLP (the “Accounting Referee”) to review and to determine the proper valuation (it being understood that in making such determination, the Accounting Referee shall be functioning as an expert and not as an arbitrator). The Accounting Referee shall deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a determination of the valuation. This determination will be binding on the Parties and all tax returns filed by Purchaser, Seller and each of their Affiliates shall be prepared consistently with such valuation. The cost of such review and report shall be borne by Purchaser. Seller and Purchaser shall use commercially reasonable efforts to ensure that the Valuation Statement is not disputed by VESCO.

(b) Tax Elections. Purchaser shall not make an election under Treasury Regulation Section 301.7701-3 (or any similar election under state or local Law) to treat Vesco Holdings as a corporation for tax purposes for any period before the Closing.

(c) Interim Closing of VESCO Books. Seller and Purchaser shall cooperate to request the Management Committee of VESCO to perform an interim closing of the books of VESCO as of the Closing Date pursuant to Treasury Regulation Section 1.706-1(c)(2)(ii).

6.9 Insurance.

(a) Purchaser shall not, and shall cause Vesco Holdings not to, assert any right, claim or interest to or under any insurance policies or rights to proceeds thereof in effect on or before the Closing Date relating to Vesco Holdings, VESCO or Seller. In furtherance thereof, Purchaser, on behalf of itself and Vesco Holdings, hereby waives any and all rights to or under any such insurance policies.

(b) Notwithstanding the foregoing Section 6.9(a), if between the date of this Agreement and the Closing, (i) any Loss or damage to the improvements or other tangible personal property of VESCO or Vesco Holdings shall occur from fire, casualty or any other occurrence, (ii) Seller does not at its discretion replace or restore such property before the Closing Date and (iii) the Closing occurs, then all insurance proceeds received by Seller or Vesco Holdings as a result of the event causing such loss or damage (net of any retrospective premium, payback or similar obligations in applicable insurance policies) will be delivered by Seller to Purchaser. For the avoidance of doubt, Seller shall not otherwise have any obligation to replace or restore any such property if such insurance proceeds are assigned to Purchaser. Seller shall have the sole right and authority to provide notices and claims to the applicable insurance carrier and otherwise to communicate and negotiate with such carrier, but shall use its commercially reasonable efforts to obtain any such proceeds payable to Seller. Notwithstanding the foregoing, the benefit of any insurance proceeds in relation to “business interruption” damages based upon lost profits or business opportunities in respect of the period before the Closing

Date, and insurance proceeds in relation to such Loss or damage to the extent attributable to any such property replaced or restored before the Closing Date or otherwise used for such purposes, will inure to the benefit of and be payable to Seller, and Purchaser will not be entitled to receive or retain such proceeds.

6.10 Confidentiality. Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Purchaser and Seller dated April 27, 2005 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate.

7.	Indemnification.

7.1 Survival of Representations and Warranties and Covenants. All of the representations and warranties made by each Party in this Agreement shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect after the Closing for a period of nine (9) months; provided, however, that the representations and warranties made by Seller in Sections 4.6 and 4.8 shall survive Closing until the fifth annual anniversary of the Closing Date. All of the covenants made by each Party in this Agreement shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect after the Closing indefinitely until all obligations with respect to any such covenants are fulfilled in their entirety.

7.2 Indemnification by Seller.

(a) Subject to Sections 6.3, 7.1 and 7.5 hereof, Seller hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any Losses incurred by any of the Purchaser Indemnified Parties based upon or arising directly from any breach of the representations, warranties, covenants or agreements made by Seller in this Agreement.

(b) Purchaser acknowledges and agrees that Seller shall not have any Liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by Purchaser or any other Person (other than Seller in breach of this Agreement) after the Closing Date. Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to the Loss.

7.3 Indemnification by Purchaser.

(a) Subject to Sections 7.1 and 7.5, Purchaser hereby agrees to indemnify and hold Seller and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any Losses incurred by any of the Seller Indemnified Parties based upon or arising directly from (i) any breach of the representations, warranties, covenants or agreements made by Purchaser in this Agreement or (ii) except as otherwise provided in Section 7.2(a), all Liabilities of any of VESCO or Vesco Holdings arising on, before or after the Closing Date.

(b) Seller shall take and cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to the Loss.

7.4 Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted, or that any claim shall be asserted, by any Person in respect of which payment may be sought under Sections 7.2 or 7.3 hereof ( an “Indemnification Claim”), the indemnified party shall promptly cause written notice in reasonable detail of the assertion of any Indemnification Claim of which it has knowledge that is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that relates to any Losses indemnified against hereunder, it shall within ninety (90) days notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 7.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all Liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 7.5, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate Liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder, subject to the applicable limitations of Section 7.5, shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Indemnification Claim. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

(b) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

7.5 Limitations on Indemnification.

(a) A Purchaser Indemnified Party may assert an Indemnification Claim pursuant to Section 7.2(a) with respect to representations and warranties of the Seller only to the extent the Purchaser Indemnified Party gives notice of the Indemnification Claim pursuant to Section 7.4(a) before the expiration of the applicable time period set forth in Section 7.1 for such representation and warranty. Any Indemnification Claim not made in accordance with Section 7.4(a) by the Purchaser Indemnified Parties on or before the applicable date set forth in Section 7.1, and Seller’s indemnification obligations with respect thereto, will be irrevocably and unconditionally released and waived by the Purchaser Indemnified Parties.

(b) Notwithstanding the provisions of this Article 7, Seller shall not have any indemnification obligations for Losses under Section 7.2, (i) for any individual item where the Loss relating thereto is less than $100,000 and (ii) in respect of each individual item where the Loss relating thereto is equal to or greater than $100,000, unless the aggregate amount of all such Losses exceeds three (3%) percent of the Nominal Purchase Price, and then only to the extent of such excess. In no event shall the aggregate amount of Losses to be paid by Seller under Section 7.2 exceed ten (10%) percent of the Nominal Purchase Price. Notwithstanding the foregoing, in no event shall the aggregate indemnification to be paid by Seller under Section 7.2 with respect to a breach by Seller of the representations and warranties contained in any of Sections 4.6, 4.10, 4.11, 4.12, 4.13 and 4.14 exceed the Purchase Price.

(c) No representation or warranty of Seller contained herein shall be deemed untrue or incorrect, and Seller shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event of which (i) is disclosed in response to another representation or warranty contained in this Agreement or (ii) Purchaser is aware as of the Closing Date.

(d) No Purchaser Indemnified Party shall have any right to indemnification under this Article 7 in respect of any matter that is taken into account in the calculation of any adjustment to the Adjusted Purchase Price pursuant to this Agreement.

(e) The amount of any Losses for which indemnification is provided under this Article 7 shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies or otherwise, and net of any tax benefit realized by Purchaser, with respect to such Losses.

(f) For purposes of calculating the amount of any Losses for which indemnification for any breach of any representation or warranty is provided under this Article 7 (but not for purposes of determining whether any particular representation or warranty contained herein has been breached), any materiality or Material Adverse Effect qualifications in the applicable representations or warranties shall be ignored.

(g) Notwithstanding anything contained in this Agreement to the contrary, Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges and agrees that, except for the representations and warranties contained in Article 4 (as modified by the Schedules hereto), neither Seller nor any other Person is making any express or implied representation or warranty with respect to Seller, Vesco Holdings, VESCO, their respective Affiliates or the transactions contemplated by this Agreement, and Seller disclaims any representations or warranties, whether made by Seller, Vesco Holdings, VESCO or any of their respective Affiliates, officers, directors, employees, agents or representatives. Any claims a Purchaser Indemnified Party may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article 4 (as modified by the Schedules hereto as supplemented or amended). In furtherance of the foregoing, except for the representations and warranties contained in Article 4 (as modified by the Schedules hereto), Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges and agrees that none of VESCO, Vesco Holdings, Seller, any of their respective Affiliates or any other Person will have or be subject to any Liability to Purchaser or any other Person for, and Seller hereby disclaims all Liability and responsibility for, any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives, including any confidential memoranda distributed on behalf of Vesco Holdings relating to VESCO or Vesco Holdings or other publications or data room information provided to Purchaser or its Affiliates or representatives, or any other document or information in any form provided to Purchaser or its Affiliates or representatives in connection with the sale of the Vesco Holdings Membership Interest and the transactions contemplated hereby (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser or its Affiliates or representatives by any director, officer, employee, agent, consultant, or representative of VESCO, Vesco Holdings or Seller or any of their respective Affiliates) or for Purchaser’s use of any such information.

(h) Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of VESCO and Vesco Holdings and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Purchaser Indemnified Parties has relied on the results of Purchaser’s independent investigation. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

7.6 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article 7 as an adjustment to the Adjusted Purchase Price for federal, state, local and foreign income tax purposes.

7.7 NO CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON, EITHER IN CONTRACT OR IN TORT, FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF SUCH OTHER PERSON, INCLUDING LOSS OF FUTURE REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY (PROVIDED THAT SUCH LIMITATION SHALL NOT LIMIT SELLER’S RIGHT TO RECOVER CONTRACT DAMAGES IN CONNECTION WITH PURCHASER’S FAILURE TO CONSUMMATE THE CLOSING IN VIOLATION OF THIS AGREEMENT). THE EXCLUSION OF CONSEQUENTIAL,

INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES AS SET FORTH IN THE PRECEDING SENTENCE SHALL NOT APPLY TO ANY SUCH DAMAGES SOUGHT BY THIRD PARTIES AGAINST A PURCHASER INDEMNIFIED PARTY OR A SELLER INDEMNIFIED PARTY, AS THE CASE MAY BE, IN CONNECTION WITH LOSSES THAT MAY BE INDEMNIFIED PURSUANT TO THIS ARTICLE 7.

7.8 EXCLUSIVE REMEDY. SELLER, ON BEHALF OF ITSELF AND EACH OF THE OTHER SELLER INDEMNIFIED PARTIES, AND PURCHASER, ON BEHALF OF ITSELF AND EACH OF THE OTHER PURCHASER INDEMNIFIED PARTIES, ACKNOWLEDGE AND AGREE THAT, SUBJECT TO SECTION 9.12, THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OR INACCURACY, OR ALLEGED BREACH OR INACCURACY, OF ANY REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR ANY COVENANT OR AGREEMENT UNDER THIS AGREEMENT, SHALL BE INDEMNIFICATION IN ACCORDANCE WITH THIS ARTICLE 7. IN FURTHERANCE OF THE FOREGOING, SELLER, ON BEHALF OF ITSELF AND EACH OF THE OTHER SELLER INDEMNIFIED PARTIES, AND PURCHASER, ON BEHALF OF ITSELF AND EACH OF THE OTHER PURCHASER INDEMNIFIED PARTIES, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL OTHER RIGHTS, CLAIMS AND CAUSES OF ACTION (INCLUDING RIGHTS OF CONTRIBUTIONS, IF ANY) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY TORT OR BREACH OF CONTRACT CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHICH EXIST OR MAY ARISE IN THE FUTURE, THAT IT MAY HAVE AGAINST THE SELLER INDEMNIFIED PARTIES OR THE PURCHASER INDEMNIFIED PARTIES, AS THE CASE MAY BE, ARISING UNDER OR BASED UPON ANY FEDERAL, STATE OR LOCAL LAW (INCLUDING ANY SUCH LAW RELATING TO ENVIRONMENTAL MATTERS OR ARISING UNDER OR BASED UPON ANY SECURITIES LAW, COMMON LAW OR OTHERWISE).

7.9 No Transfer of Seller’s Indemnities. If Purchaser sells, assigns or otherwise transfers, by operation of law or otherwise, any or all of the VESCO Membership Interest to any Person, other than an Affiliate of Purchaser, then Seller’s indemnities pursuant to Section 7.2 relating to such transferred VESCO Membership Interest, or portion thereof, shall automatically and immediately extinguish.

8.	Conditions to Closing.

8.1 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, before or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law; provided, however, that Seller agrees that it shall not waive the condition set forth in Section 8.1(f) before the six month anniversary of the date hereof):

(a) Purchaser shall be deemed to remake the representations and warranties of Purchaser set forth in this Agreement and such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or before the Closing Date;

(c) there shall not be in effect any order, ruling or judgment by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) the waiting period applicable to the transactions contemplated by this Agreement under the Antitrust Laws shall have expired or early termination shall have been granted;

(e) Seller shall have received the Adjusted Purchase Price pursuant to Section 2.2;

(f) the transactions contemplated by (i) that certain Asset Purchase Agreement dated as of the date hereof by and between Koch Pipeline Company, L.P. and Purchaser and (ii) that certain Limited Liability Company Membership Interest and Stock Purchase Agreement dated as of the date hereof by and between Koch Hydrocarbon Management Company, LLC and Purchaser shall each be consummated simultaneously with the Closing and the transactions contemplated herein;

(g) there shall not have occurred any event subsequent to the date of this Agreement and on or before the Closing Date that has caused a Material Adverse Effect; and

(h) Purchaser shall have delivered to Seller Purchaser’s duly executed signature page to an Assignment and Assumption Agreement, signed by an authorized officer of Purchaser assuming the Vesco Holdings Membership Interest.

8.2 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or before the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) Subject to supplementation pursuant to Section 6.3, Seller shall be deemed to remake the representations and warranties of Seller set forth in this Agreement and such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 8.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect;

(b) Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or before the Closing Date;

(c) there shall not be in effect any order, ruling or judgment by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) the waiting period applicable to the transactions contemplated by this Agreement under the Antitrust Laws shall have expired or early termination shall have been granted;

(e) there shall not have occurred any event subsequent to the date of this Agreement and on or before the Closing Date that has caused a Material Adverse Effect; and

(f) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed and acknowledged affidavit of the appropriate Affiliate of Seller, substantially in the form attached hereto as Exhibit A, stating that such Affiliate of Seller is not a “foreign person” as defined in Section 1445 of the Code; and

(g) Seller shall have delivered to Purchaser Seller’s duly executed signature page to an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B, signed by an authorized officer of Seller assigning the Vesco Holdings Membership Interest to Purchaser.

8.3 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in Sections 8.1 or 8.2 as the case may be if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

9.	Miscellaneous.

9.1 Payment of Transfer Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by Purchaser. At Closing, Purchaser shall remit such taxes resulting from the transactions contemplated by this Agreement to Seller or otherwise provide for the payment of such taxes in a manner satisfactory to Seller. In the event Seller receives written notice assessing taxes from any tax authority after the Closing Date with respect to such taxes, Purchaser shall within ten (10) days of receiving written notice from Seller of such taxes, remit such amounts to Seller.

9.2 Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

9.3 Submission to Jurisdiction; Consent to Service of Process.

(a) Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereby irrevocably submit to the exclusive personal jurisdiction of the Delaware Court of Chancery over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such court. Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.6.

9.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.5 Governing Law. The provisions of this Agreement, all of the documents delivered pursuant hereto, their execution, performance or nonperformance, interpretation, construction and all matters based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement (whether in tort or contract) shall be governed by the Laws, both procedural and substantive, of the State of Delaware without regard to its conflict of laws provisions that if applied might require the application of the Laws of another jurisdiction.

9.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Seller, to:

Koch Hydrocarbon Management Company, LLC

Attn: President

4111 E. 37th St. North

Wichita, Kansas 67220

Fax: (316) 828-7972

With a copy to:

Koch Hydrocarbon Management Company, LLC

Attn: General Counsel

4111 E. 37th St. North

Wichita, Kansas 67220

Fax: (316) 828-3133

and

Weil, Gotshal & Manges LLP

Attn: Glenn D. West, Esq.

200 Crescent Court, Suite 300

Dallas, Texas 75201

Fax: (214) 746-7777

If to Purchaser, to:

ONEOK, Inc.

Attn: David Kyle

100 West Fifth Street

Tulsa, Oklahoma 74103

Fax: (918) 588-7961

With a copy to:

ONEOK, Inc.

Attn: General Counsel

100 West Fifth Street

Tulsa, Oklahoma 74103

Fax: (918) 588-7971

9.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Party (other than an assignment to an Affiliate) and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the assignor of its obligations hereunder, and any such assignor shall remain jointly and severally liable for its obligations and the obligations of its permitted assignee. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

9.9 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as Parties. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or any of their respective Affiliates shall have any Liability for any obligations or liabilities of Seller under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile) is considered an original.

9.11 Time is of the Essence. With regard to the dates and time periods set forth or referred to in this Agreement, TIME IS OF THE ESSENCE.

9.12 Specific Performance. Without limiting any other rights or remedies of the Parties, to the extent all of the conditions to Closing set forth in Article 8 have either been satisfied or waived and a Party fails to consummate the Closing, the other Party shall have the right to seek a decree of specific performance to cause the breaching party to so consummate the Closing.

[The Remainder of This Page is Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

Seller:		Purchaser:

Koch Hydrocarbon Management Company, LLC		ONEOK, Inc.

By:	/s/ Ronald D. Vaupel	By:	/s/ David Kyle
Name:	Ronald D. Vaupel	Name:	David Kyle
Title:	Chief Executive Officer	Title:	Chairman, President and Chief Executive Officer

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